LightPath Technologies Announces Compliance With Nasdaq Minimum Stockholders' Equity Requirement

ORLANDO, FL -- (Marketwire - September 01, 2009) - LightPath Technologies, Inc. (NASDAQ: LPTH) today announced that it believes that is has regained compliance with the Nasdaq minimum stockholders' equity requirement.

On May 20, 2009, we received a notification from The NASDAQ Listing Qualifications of The NASDAQ Stock Market, LLC that we did not comply with Marketplace Rule 4310(c)(3), which requires us to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Subsequently, two events have occurred which we believe have enabled us to regain compliance with the stockholders' equity requirement. First, on July 27, 2009, we received a payment from our D&O insurance carrier of $182,687 to reimburse us for legal fees relating to a lawsuit which has previously been dismissed from federal court.

Secondly, on August 19, 2009, LightPath executed a Securities Purchase Agreement with 33 institutional and private investors with respect to a private placement of an aggregate of 1,298,827 shares of our Class A common stock. The net proceeds for the private placement, and the corresponding increase to stockholders' equity, were $1,473,400.

Based upon the two events described above, we now meet the compliance requirements for the minimum stockholders' equity requirement. Nasdaq has informed us that it will continue to monitor our ongoing compliance with the stockholders' equity requirement and, if at the time of our next periodic report we do not evidence compliance, that we could be subject to delisting.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x305
Email: dcipolla@lightpath.com
Internet:  www.lightpath.com